Exhibit 99

Best Buy Reports Third Quarter Results
Non-GAAP EPS from continuing operations of $0.18
GAAP EPS from continuing operations of $0.12
$115 million in additional Renew Blue cost reductions

MINNEAPOLIS, November 19, 2013 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the third quarter (“Q3 FY14”) ended November 2, 2013, as compared to the third quarter (“Q3 FY13”) ended November 3, 2012.

Revenue

	Q3 FY14	Q3 FY13
Revenue ($ in millions)	$9,362	$9,381
Comparable store sales % change[1]	0.3%	(5.1)%
Domestic Segment:
Comparable store sales % change	1.7%	(4.0)%
Comparable online sales % change	15.1%	10.3%
International Segment:
Comparable store sales % change	(6.4)%	(10.3)%

Operating Income, Diluted EPS and Return on Invested Capital (ROIC)

	GAAP		Non-GAAP[2]
	Q3 FY14	Q3 FY13	Q3 FY14	Q3 FY13
Operating income as a % of revenue	1.0%	0.0%	1.4%	0.4%
Diluted EPS from continuing operations	$0.12	$(0.03)	$0.18	$0.04
ROIC[3]	n/a	n/a	10.0%	10.2%

Hubert Joly, Best Buy president and CEO, commented, “Our third quarter top-line results make it clear that our focus on delivering our unique customer promises is starting to pay off. It is also clear that our efforts to control costs and to bring greater efficiency to our operations are improving our profitability. While we remain mindful of the fact that we still have a long way to go, we are pleased with the progress of our Renew Blue transformation efforts.”

Joly added, "Specifically, during the third quarter, we delivered a Domestic comparable store sales increase of 1.7% and non-GAAP diluted EPS of a better-than-expected $0.18, and we continued to make substantial progress on our key Renew Blue priorities. This progress included, most notably: (1) driving a 15.1% increase in Domestic comparable online sales; (2) continuing to enhance our multi-channel customer experience with a nearly 400 basis point increase in our Net Promoter Score; (3) completing this year’s retail floor space optimization, including the deployment of vendor experiences; and (4) eliminating an additional $115 million in annualized costs - bringing our total annualized cost reductions to $505 million toward our eventual target of $725 million.”

Joly concluded, “Looking ahead to the holiday season and beyond, our strategy is to continue to drive our Renew Blue transformation. Our mission is to be the destination and authority for technology products and services. We are here to help our customers discover, choose, purchase, finance, activate, enjoy and eventually replace their technology products and solutions. We also help our vendor partners market their products by providing them the best showroom for technology products - both online and in our stores. Specifically for holiday, we have worked to enhance and deliver on our unique customer promises. For example, we are: (1) offering highly competitive prices, compelling promotions, and our Low Price Guarantee, as we believe that price competitiveness is table stakes, and our price competitiveness is boosted even further by the up to 6% in rewards value we provide with the use of the My Best Buy credit card; (2) delivering a curated assortment of exciting new products, including a broad range of branded and private label products exclusive to Best Buy; (3) enhancing the multi-channel convenience of shopping at Best Buy by offering our customers a significantly improved online experience, made better by improved site navigation and search, new buying guides, and an increased number of customer reviews; (4) providing a highly trained sales force complemented by Apple, Samsung and Windows experts; (5) giving far greater access to total company inventory through our newly launched ship-from-store capability, now active in more than 400 stores; (6) offering free shipping for online orders over $25; and (7) providing a unique services capability through the Geek Squad.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “As we look forward to the fourth quarter, as Hubert has already shared, we are encouraged by the progress we have made against our Renew Blue priorities and are optimistic about the strength of our holiday-specific merchandising, marketing, and customer experience initiatives. We are also optimistic about the traffic generation and holiday electronics focus that the two new gaming launches will bring to our stores and our website - albeit at low margins.”

McCollam continued, “But as we enter the fourth quarter, we are also highly aware of the public statements that are being made by our competitors as it relates to their promotional plans for Black Friday and the fourth quarter. We know that we will be facing an increasingly promotional environment. As such, we want to give you color on our response to this competitive situation and our perspective on how these pressures could financially impact the fourth quarter.

First and foremost, we are committed to being competitive on price. As Hubert mentioned, it is table stakes in our transformation. So if our competition is in fact more promotional in the fourth quarter, we will be too and that will have a negative impact on our gross margin.

We are also committed to serving our customers when and where they want to be served, and in light of our competitors’ decisions to open early for Black Friday, we too are opening our stores at 6:00 pm on Thanksgiving Day and not closing them until late evening on Black Friday. This requires increased promotional offers and an incremental investment in store payroll. But again, it’s table stakes.”

McCollam continued, “In addition, you will recall from our Q2 FY14 earnings release that we had already identified other P&L drivers that we expected to negatively impact our fourth quarter operating income rate, which we quantified at a negative 40 to 70 basis point impact to last year’s fourth quarter (Q4 FY13) non-GAAP operating income rate of 5.7%. This 40 to 70 basis point impact reflects the following: (1) the negative impact of ongoing pricing investments; (2) the negative impact of our $150 to $200 million in FY14 incremental Renew Blue SG&A investments; (3) the temporary negative impact of our mobile warranty costs; and (4) the negative impact of the economics of our new credit card agreement, all substantially offset by the positive impact of the $505 million in annualized Renew Blue cost savings. Now as a result of the additional holiday pressures we just discussed, we believe it is prudent to narrow this range for the fourth quarter to 60 to 70 basis points (made up of an estimated 80 to 90 basis point negative impact on gross margin and an estimated positive 10 to 20 basis point impact on SG&A).

This estimated operating income rate impact, though, only pertains to the specific fourth quarter P&L drivers discussed above and is not intended to be interpreted as financial guidance on our overall perspective on fourth quarter results. The reason for this is that over the last several quarters, above and beyond our Renew Blue cost savings, our core business performance has stabilized and our product mix and non-Renew Blue cost containment initiatives have been stronger than expected. So assuming that this level of performance continues, we do expect to be able to offset some or all of these P&L impacts in Q4 FY14.”

McCollam concluded, “As it relates to these P&L drivers for FY15, the projections we laid out in our Q2 FY14 earnings release have not changed and are reiterated as follows: (1) negative 60 to 90 basis points in Q1 FY15; (2) negative 70 to 100 basis points in Q2 FY15; and (3) negative 30 to 60 basis points in Q3 FY15.”

Domestic Segment Third Quarter Results

Revenue
Domestic revenue of $7.85 billion increased 2.3% versus last year. This increase was primarily driven by a comparable store sales increase of 1.7%, despite the short-term disruptions caused by the ongoing rollout of the floor space optimization, the retail deployment of the Windows Stores and the continued rationalization of non-core businesses. Excluding these impacts, the company estimates Domestic comparable store sales would have been approximately 2%.

Domestic online revenue was $499 million and comparable online sales increased 15.1% due to (1) increased traffic; (2) a higher average order value; (3) a higher number of online orders being placed in our retail stores; and (4) higher inventory availability supported by our ship-from-store and online distribution center expansion initiatives. Including new gaming console pre-orders, which the company did not ship and will not recognize as revenue until Q4 FY14, comparable online demand increased approximately 20%.

From a merchandising perspective, growth in mobile phones, appliances and notebooks was partially offset by expected declines in other categories, including gaming, movies and digital imaging.

Gross Profit Rate
Domestic gross profit rate was 23.6% versus 24.2% last year. This 60 basis point rate decline was primarily driven by (1) increased product warranty-related costs associated with higher claims frequency in the mobile phone category; (2) a lower mix of mobile phone service plans; and (3) greater investment in price competitiveness. These impacts were partially offset by a short-term benefit from the transition to the new credit card agreement with Citibank in September 2013. In future quarters, the company continues to expect that the new agreement with Citibank will negatively impact the company’s gross profit rate, as the economics are less favorable than the expired agreement due to changes in both the regulatory environment and overall consumer credit market.

Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.71 billion or 21.8% of revenue versus $1.81 billion or 23.5% of revenue last year. On a non-GAAP basis, Domestic SG&A expenses were $1.71 billion or 21.7% of revenue versus $1.81 billion or 23.5% of revenue last year. This 180 basis point rate decline was primarily driven by (1) the realization of the Renew Blue cost reduction initiatives; (2) tighter expense management throughout the company; (3) lower store labor-related expenses; and (4) executive transition costs in the prior year that did not recur in Q3 FY14. These impacts were partially offset by Renew Blue investments in mobile phone advertising and the re-platforming of bestbuy.com.

International Segment Third Quarter Results

Revenue
International revenue of $1.52 billion declined 11.3% versus last year. The decline was primarily driven by (1) a comparable store sales decline of 6.4%; (2) the loss of revenue from 15 large format stores that were closed last year in Canada and 20 large format stores that were closed over the past year in China; and (3) the negative impact of foreign currency exchange rate fluctuations. Comparable store sales were negatively impacted by lower industry demand for consumer electronics and mobile phone inventory constraints in Canada and the May 2013 expiration of government subsidies in China, which pulled customer purchases forward into the first half of the year.

Gross Profit Rate
International gross profit rate was 21.2% versus 21.8% last year. This 60 basis point rate decline was primarily driven by increased promotional activity and a mix shift into lower margin products in Canada.

SG&A
International SG&A expenses were $334 million or 22.0% of revenue versus $387 million or 22.7% of revenue last year. On a non-GAAP basis, International SG&A expenses were $333 million or 22.0% of revenue versus $387 million or 22.7% of revenue last year. This 70 basis point rate decline was primarily driven by Renew Blue cost reductions and tighter expense management in Canada, and to a lesser extent, the elimination of expenses associated with previously closed stores.

Renew Blue Cost Reduction Initiatives Update
Since the company’s Q2 FY14 earnings release, Best Buy has eliminated $115 million in annualized costs ($15 million in SG&A and $100 million in cost of goods sold). These reductions were primarily driven by (1) labor productivity improvements in our home installation business; (2) reduced cost structure for our loyalty program; and (3) the renegotiation of key contracts. Together with the $390 million previously announced, the company has eliminated a total of $505 million in annualized costs ($340 million in SG&A and $165 million in cost of goods sold) out of the $725 million North American opportunity that was presented at the company’s Investor Day in November 2012.

Dividends
On October 1, 2013, the company paid a quarterly dividend of $0.17 per common share outstanding, or $58 million.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on November 19, 2013. A webcast of the call is expected to be available on its website at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 12:00 p.m. Eastern Time (11:00 a.m. Central Time) on November 19 through November 26, 2013. The dial-in number for the replay is 800-406-7325 (domestic) or 303-590-3030 (international), and the access code is 4649106.

(1) Best Buy’s comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores and businesses are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable store sales excludes the impact of revenue from discontinued operations. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods. Online revenue is included in Best Buy’s comparable store sales calculation.

(2) The company defines non-GAAP SG&A, non-GAAP operating income and non-GAAP diluted earnings per share for the periods presented as its SG&A, operating income and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) adjusted to exclude restructuring charges, non-restructuring asset impairments, gains on sales of investments and the required tax allocation impact from the sale of the company’s European business.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s SG&A, operating income and diluted earnings per share for its fiscal quarter ended November 2, 2013, against the company’s results for the respective prior-year periods and against third party estimates of the company’s SG&A, operating income and diluted earnings per share for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(3) The company defines non-GAAP return on invested capital ("ROIC") as non-GAAP net operating profit after taxes divided by average invested capital for the periods presented (including both continuing and discontinued operations). Non-GAAP net operating profit after taxes is defined as our operating income for the periods presented calculated in accordance with GAAP adjusted to exclude the effects of: (i) operating lease interest; (ii) investment income; (iii) net earnings attributable to noncontrolling interests; (iv) income taxes; (v) all restructuring charges in costs of goods sold and operating expenses, the effect of Q2 FY14 LCD legal settlements, goodwill and tradename impairments, and BBE transaction costs; and (vi) the noncontrolling interest impact of the restructuring charges, transaction costs related to the disposition of our interest in Best Buy Europe (BBE) and the purchase of CPW's share of the Best Buy Mobile profit share agreement. Average invested capital is defined as the average of our total assets for the trailing four quarters in relation to the periods presented adjusted to: (i) exclude excess cash and cash equivalent and short-term investments; (ii) include capitalized operating lease obligations calculated using a multiple of eight times rental expenses; (iii) exclude our total liabilities, less our outstanding debt; and (iv) exclude equity of noncontrolling interests.

This non-GAAP financial measure provides investors with a supplemental measure to evaluate how effectively the company is investing its capital and deploying its assets. Management uses this non-GAAP financial measure to assist in allocating resources. Trends in the measure may fluctuate over time as management balances long-term initiatives with possible short-term impacts. Our ROIC calculation utilizes total operations in order to provide a measure that includes the results of and capital invested in all operations, including those businesses that are no longer continuing operations. This non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market changes and constraints, acquisitions and development of new businesses, divestitures and dispositions, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated expense and cost reductions from operational changes, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Transition Report on Form 10-K filed with the SEC on March 27, 2013. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Mollie O'Brien, Senior Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	Nov 2, 2013	Nov 3, 2012	Nov 2, 2013	Nov 3, 2012
Revenue	$9,362	$9,381	$28,042	$29,093
Cost of goods sold	7,192	7,153	21,233	22,020
Gross profit	2,170	2,228	6,809	7,073
Gross profit %	23.2%	23.8%	24.3%	24.3%
Selling, general and administrative expenses	2,048	2,192	6,093	6,467
SG&A %	21.9%	23.4%	21.7%	22.2%
Restructuring charges	31	34	44	252
Operating income	91	2	672	354
Operating income %	1.0%	0.0%	2.4%	1.2%
Other income (expense):
Gain on sale of investments	4	—	18	—
Investment income and other	8	10	18	15
Interest expense	(24)	(27)	(77)	(81)
Earnings (loss) from continuing operations before income tax expense (benefit)	79	(15)	631	288
Income tax expense (benefit)	35	(6)	253	97
Effective tax rate	44.3%	42.9%	40.0%	33.4%
Net earnings (loss) from continuing operations	44	(9)	378	191
Gain (loss) from discontinued operations, net of tax	10	10	(149)	(45)
Net earnings including noncontrolling interests	54	1	229	146
Net earnings from continuing operations attributable to noncontrolling interests	(1)	—	(1)	—
Net (earnings) loss from discontinued operations attributable to noncontrolling interests	1	(11)	11	14
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$54	$(10)	$239	$160

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings (loss) from continuing operations	$43	$(9)	$377	$191
Net earnings (loss) from discontinued operations	11	(1)	(138)	(31)
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$54	$(10)	$239	$160

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.13	$(0.03)	$1.11	$0.56
Discontinued operations	0.03	—	(0.41)	(0.09)
Basic earnings (loss) per share	$0.16	$(0.03)	$0.70	$0.47

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.12	$(0.03)	$1.09	$0.56
Discontinued operations	0.04	—	(0.40)	(0.09)
Diluted earnings (loss) per share	$0.16	$(0.03)	$0.69	$0.47

Dividends declared per Best Buy Co., Inc. common share	$0.17	$0.17	$0.51	$0.49

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	342.8	337.2	340.7	339.3
Diluted	348.9	337.2	345.3	340.4

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

			Excluding Best Buy Europe
	Nov 2, 2013	Nov 3, 2012	Nov 3, 2012[1]
ASSETS
Current assets
Cash and cash equivalents	$2,170	$309	$275
Receivables	1,123	2,250	1,025
Merchandise inventories	6,978	8,156	7,656
Other current assets	963	1,131	987
Total current assets	11,234	11,846	9,943
Net property and equipment	2,726	3,407	3,037
Goodwill	528	1,344	1,344
Tradenames	103	131	105
Customer relationships	72	213	78
Equity and other investments	41	91	91
Other assets	364	524	255
TOTAL ASSETS	$15,068	$17,556	$14,853

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$6,578	$7,933	$7,060
Unredeemed gift card liabilities	368	392	388
Accrued compensation	350	429	354
Accrued liabilities	1,233	1,531	1,250
Accrued income taxes	91	9	—
Short-term debt	—	310	—
Current portion of long-term debt	45	544	541
Total current liabilities	8,665	11,148	9,593
Long-term liabilities	1,035	1,122	1,036
Long-term debt	1,624	1,158	1,154
Equity	3,744	4,128	3,070
TOTAL LIABILITIES & EQUITY	$15,068	$17,556	$14,853

(1) Represents the assets, liabilities and equity as of Nov. 3, 2012 excluding Best Buy Europe.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Nine Months Ended
	Nov 2, 2013	Nov 3, 2012
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$229	$146
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation	537	657
Amortization of definite-lived intangible assets	13	30
Restructuring charges	144	251
Loss on sale of business	123	—
Stock-based compensation	70	95
Deferred income taxes	(3)	(96)
Excess tax benefits from stock-based compensation	(8)	—
Other, net	14	19
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	208	216
Merchandise inventories	(974)	(1,330)
Other assets	(102)	(167)
Accounts payable	465	967
Other liabilities	(347)	(541)
Income taxes	(45)	(368)
Total cash provided by (used in) operating activities	324	(121)

INVESTING ACTIVITIES
Additions to property and equipment	(422)	(522)
Sales of investments, net	44	55
Proceeds from sale of business, net of cash transferred	67	25
Acquisition of business, net of cash acquired	—	(29)
Change in restricted assets	(3)	59
Other, net	(1)	—
Total cash used in investing activities	(315)	(412)

FINANCING ACTIVITIES
Repurchase of common stock	—	(255)
Borrowings (repayments) of debt, net	387	(200)
Dividends paid	(174)	(166)
Issuance of common stock	147	26
Excess tax benefits from stock-based compensation	8	—
Other, net	(9)	(12)
Total cash provided by (used in) financing activities	359	(607)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(24)	48

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	344	(1,092)

ADJUSTMENT FOR CHANGE IN FISCAL YEAR	—	202

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AFTER ADJUSTMENT	344	(890)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,826	1,199

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,170	$309

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended		Nine Months Ended
	Nov 2, 2013	Nov 3, 2012	Nov 2, 2013	Nov 3, 2012
Revenue	$7,847	$7,673	$23,635	$24,298
Gross profit	$1,849	$1,855	$5,856	$5,984
SG&A	$1,714	$1,805	$5,077	$5,338
Operating income	$111	$16	$753	$394

Key Metrics
Comparable store sales % change[1]	1.7%	(4.0)%	0.1%	(3.1)%
Gross profit as a % of revenue	23.6%	24.2%	24.8%	24.6%
SG&A as a % of revenue	21.8%	23.5%	21.5%	22.0%
Operating income as a % of revenue	1.4%	0.2%	3.2%	1.6%

Adjusted (non-GAAP) Results[2]
Gross profit	$1,849	$1,855	$5,592	$5,984
Gross profit as a % of revenue	23.6%	24.2%	23.7%	24.6%
SG&A	$1,706	$1,805	$5,017	$5,324
SG&A as a % of revenue	21.7%	23.5%	21.2%	21.9%
Operating income	$143	$50	$575	$660
Operating income as a % of revenue	1.8%	0.7%	2.4%	2.7%

International Segment Performance Summary

	Three Months Ended		Nine Months Ended
	Nov 2, 2013	Nov 3, 2012	Nov 2, 2013	Nov 3, 2012
Revenue	$1,515	$1,708	$4,407	$4,795
Gross profit	$321	$373	$953	$1,089
SG&A	$334	$387	$1,016	$1,129
Operating loss	$(20)	$(14)	$(81)	$(40)

Key Metrics
Comparable store sales % change[1]	(6.4)%	(10.3)%	(3.8)%	(11.7)%
Gross profit as a % of revenue	21.2%	21.8%	21.6%	22.7%
SG&A as a % of revenue	22.0%	22.7%	23.1%	23.5%
Operating loss as a % of revenue	(1.3)%	(0.8)%	(1.8)%	(0.8)%

Adjusted (non-GAAP) Results[2]
SG&A	$333	$387	$1,005	$1,127
SG&A as a % of revenue	22.0%	22.7%	22.8%	23.5%
Operating loss	$(12)	$(14)	$(52)	$(38)
Operating loss as a % of revenue	(0.8)%	(0.8)%	(1.2)%	(0.8)%

(1) Best Buy’s comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores and businesses are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable store sales excludes the impact of the extra week of revenue in the first quarter of fiscal 2012, as well as revenue from discontinued operations. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods. Online revenue is included in Best Buy’s comparable store sales calculation.

(2) Please see “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Nov 2, 2013	Nov 3, 2012	Nov 2, 2013	Nov 3, 2012
Consumer Electronics[1]	29%	30%	(2.5)%	(9.5)%
Computing and Mobile Phones[1]	49%	46%	6.7%	1.6%
Entertainment	6%	9%	(26.8)%	(18.5)%
Appliances	8%	7%	23.5%	10.8%
Services[2]	7%	7%	3.3%	(4.6)%
Other	1%	1%	n/a	n/a
Total	100%	100%	1.7%	(4.0)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Nov 2, 2013	Nov 3, 2012	Nov 2, 2013	Nov 3, 2012
Consumer Electronics[1]	26%	29%	(13.2)%	(17.5)%
Computing and Mobile Phones[1]	43%	43%	(5.5)%	(4.5)%
Entertainment	6%	6%	(11.7)%	(16.6)%
Appliances	20%	17%	5.2%	(9.4)%
Services[2]	5%	5%	(9.5)%	(9.1)%
Other	< 1%	< 1%	n/a	n/a
Total	100%	100%	(6.4)%	(10.3)%

(1) During the first quarter of fiscal 2014, e-Readers were moved from the "Consumer Electronics" revenue category to "Computing and Mobile Phones" to reflect the continued convergence of their features with tablets and other computing devices.

(2) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to adjusted gross profit, adjusted SG&A, adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	Nov 2, 2013		Nov 3, 2012
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
SG&A	$1,714	21.8%	$1,805	23.5%
Non-restructuring asset impairments - SG&A	(8)	(0.1)%	—	—%
Adjusted SG&A	$1,706	21.7%	$1,805	23.5%

Operating income	$111	1.4%	$16	0.2%
Non-restructuring asset impairments - SG&A	8	0.1%	—	—%
Restructuring charges	24	0.3%	34	0.4%
Adjusted operating income	$143	1.8%	$50	0.7%

International - Continuing Operations
SG&A	$334	22.0%	$387	22.7%
Non-restructuring asset impairments - SG&A	(1)	(0.1)%	—	—%
Adjusted SG&A	$333	22.0%	$387	22.7%

Operating loss	$(20)	(1.3)%	$(14)	(0.8)%
Non-restructuring asset impairments - SG&A	1	0.1%	—	—%
Restructuring charges	7	0.5%	—	—%
Adjusted operating loss	$(12)	(0.8)%	$(14)	(0.8)%

Consolidated - Continuing Operations
SG&A	$2,048	21.9%	$2,192	23.4%
Non-restructuring asset impairments - SG&A	(9)	(0.1)%	—	—%
Adjusted SG&A	$2,039	21.8%	$2,192	23.4%

Operating income	$91	1.0%	$2	—%
Non-restructuring asset impairments - SG&A	9	0.1%	—	—%
Restructuring charges	31	0.3%	34	0.4%
Adjusted operating income	$131	1.4%	$36	0.4%

Net earnings (loss)	$43		$(9)
After-tax impact of net LCD settlements[1]	(1)		—
After-tax impact of non-restructuring asset impairments - SG&A	6		—
After-tax impact of restructuring charges	21		23
After-tax impact of gain on sale of investments	(3)		—
Income tax impact of Best Buy Europe sale[2]	(2)		—
Adjusted net earnings	$64		$14

Diluted EPS	$0.12		$(0.03)
Per share impact of net LCD settlements[1]	—		—
Per share impact of non-restructuring asset impairments - SG&A	0.02		—
Per share impact of restructuring charges	0.06		0.07
Per share impact of gain on sale of investments	(0.01)		—
Per share impact of Best Buy Europe sale[2]	(0.01)		—
Adjusted diluted EPS	$0.18		$0.04

	Nine Months Ended		Nine Months Ended
	Nov 2, 2013		Nov 3, 2012
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$5,856	24.8%	$5,984	24.6%
LCD settlements[3]	(264)	(1.1)%	—	—%
Adjusted gross profit	$5,592	23.7%	$5,984	24.6%

SG&A	$5,077	(21.5)%	$5,338	22.0%
Non-restructuring asset impairments - SG&A	(25)	(0.1)%	(14)	(0.1)%
LCD settlement legal fees	(35)	(0.1)%	—	—%
Adjusted SG&A	$5,017	21.2%	$5,324	21.9%

Operating income	$753	3.2%	$394	1.6%
Net LCD settlements[3]	(229)	(1.0)%	—	—%
Non-restructuring asset impairments - SG&A	25	0.1%	14	0.1%
Restructuring charges	26	0.1%	252	1.0%
Adjusted operating income	$575	2.4%	$660	2.7%

International - Continuing Operations
SG&A	$1,016	23.1%	$1,129	23.5%
Non-restructuring asset impairments - SG&A	(11)	(0.2)%	(2)	—%
Adjusted SG&A	$1,005	22.8%	$1,127	23.5%

Operating loss	$(81)	(1.8)%	$(40)	(0.8)%
Non-restructuring asset impairments - SG&A	11	0.2%	2	—%
Restructuring charges	18	0.4%	—	—%
Adjusted operating loss	$(52)	(1.2)%	$(38)	(0.8)%

Consolidated - Continuing Operations
Gross profit	$6,809	24.3%	$7,073	24.3%
LCD settlements[3]	(264)	(0.9)%	—	—%
Adjusted gross profit	$6,545	23.3%	$7,073	24.3%

SG&A	$6,093	21.7%	$6,467	22.2%
Non-restructuring asset impairments - SG&A	(36)	(0.1)%	(16)	(0.1)%
LCD settlement legal fees	(35)	(0.1)%	—	—%
Adjusted SG&A	$6,022	21.5%	$6,451	22.2%

Operating income	$672	2.4%	$354	1.2%
Net LCD settlements[3]	(229)	(0.8)%	—	—%
Non-restructuring asset impairments - SG&A	36	0.1%	16	0.1%
Restructuring charges	44	0.2%	252	0.9%
Adjusted operating income	$523	1.9%	$622	2.1%

Net earnings	$377	$191
After-tax impact of net LCD settlements[3]	(148)	—
After-tax impact of non-restructuring asset impairments - SG&A	25	10
After-tax impact of restructuring charges	30	164
After-tax impact of gain on sale of investments	(12)	—
Income tax impact of Best Buy Europe sale[2]	14	—
Adjusted net earnings	$286	$365

Diluted EPS	$1.09	$0.56
Per share impact of net LCD settlements[3]	(0.43)	—
Per share impact of non-restructuring asset impairments - SG&A	0.07	0.03
Per share impact of restructuring charges	0.09	0.48
Per share impact of gain on sale of investments	(0.03)	—
Per share impact of Best Buy Europe sale[2]	0.04	—
Adjusted diluted EPS	$0.83	$1.07

(1) Represents interim period tax reporting impact of Q2 FY14 LCD-related legal settlements
(2) Tax impact of Best Buy Europe sale and resulting required tax allocation between continuing and discontinued operations
(3) Includes settlements reached in Q2 FY14. Settlements reached prior to Q2 FY14 are not included.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying earnings release may differ from similar measures used by other companies.

The following table includes the calculation of Adjusted ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	Nov 2, 2013(2)	Nov 3, 2012(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$490	$1,395
Operating loss - discontinued operations	(149)	(1,450)
Total operating income (loss)	341	(55)
Add: Operating lease interest[3]	545	594
Add: Investment income	31	47
Less: Net earnings attributable to noncontrolling interest (NCI)	(20)	(1,212)
Less: Income taxes[4]	(737)	(854)
NOPAT	$160	$(1,480)
Add: Restructuring charges and impairments[5]	1,147	1,787
Add: NCI impact of BBYM profit share buyout, restructuring charges and impairments	(41)	1,202
Adjusted NOPAT	$1,266	$1,509

Average Invested Capital
Total assets	$14,867	$16,666
Less: Excess Cash[6]	(1,273)	(447)
Add: Capitalized operating lease obligations[7]	8,722	9,498
Total liabilities	(11,215)	(12,468)
Exclude: Debt[8]	1,834	2,119
Less: Noncontrolling interests	(323)	(619)
Average invested capital	$12,612	$14,749

Adjusted return on invested capital (ROIC)	10.0%	10.2%

Calculation of Return on Assets[1]
	Nov 2, 2013(2)	Nov 3, 2012(2)
Net loss including noncontrolling interests	$(150)	$(447)
Total assets	14,867	16,666
Return on assets (ROA)	(1.0)%	(2.7)%

(1) The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by the capitalization of our lease obligations using the multiple of eight times annual rent expense and represents 50 percent of our annual rental expense, which we consider to be appropriate for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries in which we do business.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, non-restructuring impairments, and the BBE transaction costs.
(6) Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.